Exhibit 99.1

Tecnoglass Announces Timing of Quarterly Cash Dividend for Second Quarter 2020

Barranquilla, Colombia – June 23, 2020 - Tecnoglass, Inc. (NASDAQ: TGLS) (“Tecnoglass” or the “Company”), a leading manufacturer of architectural glass, windows, and associated aluminum products for the global commercial and residential construction industries, today announced that its Board of Directors has declared a quarterly cash dividend of $0.0275 per share, or $0.11 per share on an annualized basis, for the second quarter of 2020. The dividend will be paid on July 31, 2020 to shareholders of record as of the close of business on July 8, 2020.

About Tecnoglass

Tecnoglass Inc. is a leading manufacturer of architectural glass, windows, and associated aluminum products for the global commercial and residential construction industries. Tecnoglass is the #1 architectural glass transformation company in Latin America and the second largest glass fabricator serving the United States. Headquartered in Barranquilla, Colombia, the Company operates out of a 2.7 million square foot vertically-integrated, state- of-the-art manufacturing complex that provides easy access to the Americas, the Caribbean, and the Pacific. Tecnoglass supplies over 1000 customers in North, Central and South America, with the United States accounting for more than 80% of revenues. Tecnoglass’ tailored, high-end products are found on some of the world’s most distinctive properties, including the El Dorado Airport (Bogota), 50 United Nations Plaza (New York), Trump Plaza (Panama), Icon Bay (Miami), and Salesforce Tower (San Francisco). For more information, please visit www.tecnoglass.com or view our corporate video at https://vimeo.com/134429998.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on Tecnoglass’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’ filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events and changes in assumptions or otherwise, except as required by law.

Investor Relations:

Santiago Giraldo

Chief Financial Officer

305-503-9062

investorrelations@tecnoglass.com